CLASS R SHARE
                                DISTRIBUTION PLAN
                                       OF
                          THE ALGER INSTITUTIONAL FUND


     Distribution Plan, dated as of January 27, 2003, of The Alger Institutional Fund (the "Fund") with respect to Class R shares to be issued by one or more portfolios of the Fund.

     SECTION 1. One or more portfolios of the Fund as listed in Schedule A (each a "Portfolio"), which Schedule A may be amended in writing from time to time, may act as distributor of Class R shares ("Shares") of which the Fund is the issuer, pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "1940 Act"), according to the terms of this Distribution Plan (the "Plan").

     SECTION 2. Each Portfolio may incur, as a distributor of its Shares, expenses at the annual rate of .50% of the average daily net assets of the Portfolio attributable to the Shares, subject to any applicable limitations imposed from time to time by the rules of the National Association of Securities Dealers, Inc.

     SECTION 3. Amounts expended as set forth in Section 2 may be used to finance any activity which is primarily intended to result in the sale of Shares, including, but not limited to, payments to service providers for qualified pension and retirement plans and to other financial intermediaries as compensation for distribution assistance and shareholder services with respect to Shares, and the costs of administering the Plan. To the extent that amounts paid hereunder to Fred Alger & Company, Incorporated (the "Distributor") and retained by the Distributor are not used specifically to reimburse the Distributor for any such expense, such amounts may be treated as compensation for the Distributor's distribution-related services. All amounts expended pursuant to the Plan shall be paid to the Distributor and are the legal obligation of the Fund and not the Distributor.

     SECTION 4. This Plan shall not take effect until it has been approved, together with any related agreements, by votes of the majority of both (a) the Board of Trustees of the Fund and (b) those trustees of the Fund who are not "interested persons" of the Fund (as defined in the 1940 Act) and have no direct or indirect financial interest in the operation of the Plan or any agreement(s) related to the Plan (the "Non-interested Trustees"), cast in person at a meeting called for the purpose of voting on this Plan or such agreement(s).

     SECTION 5. Unless sooner terminated pursuant to Section 7, this Plan shall continue in effect for a period of one year from the date it takes effect and thereafter shall continue in effect so long as such continuance is specifically approved at least annually in the manner provided in Section 4.

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     SECTION 6. The Distributor shall provide to the Board of Trustees and the
Board of Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

     SECTION 7. The Plan may be terminated with respect to a Portfolio at any time by vote of a majority of the Non-interested Trustees or by vote of a majority of the outstanding Shares (as defined in the 1940 Act) of the Portfolio.

     SECTION 8. Any agreement related to this Plan shall be in writing and shall provide:

     (a) that such agreement may be terminated with respect to a Portfolio at any time, without payment of any penalty, by vote of a majority of the Non-interested Trustees or by vote of a majority of the outstanding Shares (as defined in the 1940 Act) of the Portfolio, on not more than sixty (60) days' written notice to any other party to the agreement; and

     (b) that such agreement shall terminate automatically in the event of its assignment.

     SECTION 9. This Plan may not be amended to increase materially the amount of expenses provided for in Section 2 hereof with respect to a Portfolio unless such amendment is approved by vote of at least a majority of the outstanding Shares (as defined in the 1940 Act) of the Portfolio, and no material amendment to the Plan shall be made unless approved in the manner provided for in Section 4 hereof.

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                                   SCHEDULE A

         Alger SmallCap Institutional Portfolio
         Alger MidCap Growth Institutional Portfolio
         Alger LargeCap Growth Institutional Portfolio
         Alger Balanced Institutional Portfolio
         Alger Capital Appreciation Institutional Portfolio
         Alger Socially Responsible Growth Institutional Portfolio